Exhibit 23.2

[LETTERHEAD OF ROWLES & COMPANY, LLP]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders

Madison Bancorp, Inc.

Baltimore, Maryland

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Madison Bancorp, Inc. of our report, dated June 27, 2011, related to the consolidated statements of financial condition of Madison Bancorp, Inc. and Subsidiaries as of March 31, 2011 and 2010, and the related consolidated statements of operations, changes in shareholders’ equity, and cash flows for each of the years in the two-year period ended March 31, 2011, which report appears in the Annual Report on Form 10-K for the Year Ended March 31, 2011 of Madison Bancorp, Inc.

/s/ Rowles & Company, LLP

Rowles & Company, LLP
Baltimore, Maryland
November 21, 2011